EXHIBIT 12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(amounts in thousands, except ratio)



                                                               YEAR ENDED DECEMBER 31,                                THREE MONTHS
                                       -------------------------------------------------------------------------         ENDED
                                         1997            1998            1999            2000            2001          3/31/2002
                                       ---------       ---------       ---------       ---------       ---------      ------------
Consolidated pretax income
  before extraordinary item            $  36,470       $  75,158       $ 109,336       $ 134,840       $ 225,580       $  25,964

Share of distributed income
  of 50%-or-less-owned
  affiliates net of equity pickup          1,334           2,602            (263)           (163)            (26)            (33)

Amortization of capitalized
  interest                                21,581          20,645          19,027          27,581          31,878           6,151

Interest                                  74,950          63,410          52,764          62,610          55,327          11,764

Less interest capitalized
  during the period                      (17,636)        (18,601)        (24,397)        (34,105)        (31,675)         (9,029)

Net amortization of debt
  discount and premium
  and issuance expense                        84              36              33              --              --              --

Interest portion of
  rental expense                           3,541           4,709           4,522           6,065           7,190           1,578
                                       ---------       ---------       ---------       ---------       ---------       ---------

EARNINGS                               $ 120,324       $ 147,959       $ 161,022       $ 196,828       $ 288,274       $  36,395




Interest                               $  74,950       $  63,410       $  52,764       $  62,610       $  55,327       $  11,764

Net amortization of debt
  discount and premium
  and issuance expense                        84              36              33              --              --              --

Interest portion of
  rental expense                           3,541           4,709           4,522           6,065           7,190           1,578
                                       ---------       ---------       ---------       ---------       ---------       ---------

FIXED CHARGES                          $  78,575       $  68,155       $  57,319       $  68,675       $  62,517       $  13,342

Ratio of earnings to
  fixed charges                             1.53            2.17            2.81            2.87            4.61            2.73